Exhibit 23.2

Consent of Independent Auditors

October 18, 2013

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-92229),

2)	Registration Statement (Form S-8 No. 333-138697),

3)	Registration Statement (Form S-8 No. 333-168629),

4)	Registration Statement (Form S-8 No. 333-168254),

5)	Registration Statement (Form S-8 No. 333-176205);

of Valeant Pharmaceuticals International, Inc. of our report dated March 13, 2013 with respect to the consolidated financial statements of Technolas Perfect Vision GmbH incorporated by reference in this Current Report (on Form 8-K) of Valeant Pharmaceuticals International, Inc. to be filed on or about October 18, 2013.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich

/s/ Räpple Wirtschaftsprüfer	/s/ Breyer Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]